Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated January 23, 1997, which appears on page 50 of the 1996 Annual Report to Shareholders of Sequent Computer Systems, Inc., which is incorporated by reference in the Sequent Computer Systems, Inc. Annual Report on Form 10-K for the year ended December 28, 1996. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page F-6 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.



PRICE WATERHOUSE LLP


Portland, Oregon
September 8, 1997